Exhibit 4.3

EXECUTION COPY

TVAX BIOMEDICAL, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of July 15, 2011, by and among TVAX Biomedical, Inc., a Delaware corporation (the “Company”), TVAX Biomedical I, LLC, a Missouri limited liability company (“Biomedical”), TVAX Investors, LLC, a Kansas limited liability company (“Investors”), and those parties to which Investors distributes Series C Stock or a Series C Warrant (together with Investors, each an “Investor”), the holders of Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock and the holders of Common Stock and Junior Common Stock and any other party that subsequent to the date hereof executes a signature page to this Agreement as an “Other Stockholder” (collectively with the holders of Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock, the holders of Common Stock and Junior Common Stock, “Other Stockholders”). The Investors and Other Stockholders are sometimes collectively referred to herein as “Equityholders”. Capitalized terms used in this Agreement and not expressly defined herein shall have the same meaning assigned to such term as in the Certificate of Incorporation of the Company, filed with the Secretary of State of Delaware on July 14, 2011, as amended (“Certificate of Incorporation”). All provisions of this Agreement that apply to holders of Common Stock shall apply equally to holders of Junior Common Stock.

WHEREAS, Biomedical, Investors and certain of the Other Stockholders entered into an Investor Rights Agreement dated January 15, 2010 (the “2010 Agreement”), for the purposes, among others, of (i) limiting the manner and terms by which Common Units of Founders and Executives could be transferred and (ii) providing certain Equityholders with certain preemptive rights, registration rights and other rights; and

WHEREAS, Section 19 of the 2010 Agreement specifically provided that the 2010 Agreement can be amended by a written instrument executed by Investors and Biomedical; and

WHEREAS, Investors and Biomedical desire to amend and restate the 2010 Agreement to make the Company a party to the Agreement, to include provisions relating to the Common Stock, and to make the holders of Common Stock parties to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree to amend and completely restate the 2010 Agreement as follows:

1. Restrictions on Transfer of Restricted Interests. Sections 1 and 2 shall apply to any Transfer of any Equity Interests held, directly or indirectly, by Founders or any Executive (the “Subject Equityholders”) until a Public Offering or an Approved Sale (but shall not apply to such Public Offering or Approved Sale). For the avoidance of doubt, Sections 1 and 2 shall not apply to any Transfer of Equity Interests of an Investor or holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, including the Transfer of Series C Warrants, Equity Interests issued upon the exercise of Series C Warrants or any Equity Interests subsequently issued upon conversion of Equity Interests issued upon exercise Series C Warrants.

(a) Prohibition Against Transfer of Equity Interests.

(i) No Executive shall, directly or indirectly, sell, gift, transfer, assign, pledge, hypothecate, encumber, grant any interest in or otherwise, directly or indirectly, dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (collectively, a “Transfer”) any of such Subject Equityholder’s Equity Interests unless pursuant to a Public Sale or requirement resulting from the termination of such Executive’s employment with the Company or such Executive’s death or disability, including pursuant to any award agreement, vesting agreement or similar agreement regarding the issuance of such Equity Interests to such Executive or otherwise in accordance with Sections 3, 4 or 5 hereof without first fulfilling the requirements of Sections 1 and 2 hereof.

(ii) Founders shall not, directly or indirectly, Transfer any of such Subject Equityholder’s Equity Interests other than pursuant to a Public Sale or in accordance with Sections 3, 4 or 5 hereof without first fulfilling the requirements of Sections 1 and 2 hereof.

(iii) No holder of Common Stock (excluding Investors and former holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock that receive shares of Common Stock upon conversion of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in accordance with the Certificate of Incorporation or otherwise acquire Common Stock pursuant to an exercise of rights under this Agreement, a distribution or in any other manner) shall directly or indirectly Transfer any Equity Interests other than pursuant to a Public Sale, Section 3, 4 or 5 hereof.

(b) Right of First Refusal. At least 45 days prior to any Subject Equityholder making any Transfer of any Equity Interests, other than Transfers expressly permitted by Section 1(a)(i), (a)(ii) or (a)(iii) without fulfillment of the requirements of this Section and Section 2, the transferring Subject Equityholder (the “Transferring Equityholder”) shall deliver an Offer Notice to the Investors and the holders of Series A Preferred Stock (excluding any Subject Equityholder) (“Offerees”). The Offer Notice shall be deemed to be an offer of the subject Equity Interests to the Offerees on the same terms and conditions as proposed by the third party. The Offerees may elect to purchase all or a portion of the Equity Interests specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Equityholder within 30 days after the delivery of the Offer Notice (the “Election Period”). If the Offerees in the aggregate elect to purchase a number of Equity Interests in excess of the amount specified in the Offer Notice then such offered Equity Interests shall be allocated first to the Investors proportionately based on the number of shares of Series C Preferred Stock held by each and otherwise issuable upon exercise of the Series C Warrants and second to the holders of Series A Preferred Stock proportionately based on the number of shares of Series A Preferred Stock owned by each of them. The purchase of the subject Equity Interests shall be made in accordance with Section 1(c). In no event shall any Transfer of Equity Interests pursuant to this subsection be made for any consideration other than cash payable upon consummation of such Transfer. No Subject Equityholder may Transfer Equity Interests pursuant to this subsection during the pendency of an Approved Sale regardless of the timing of an Offer Notice.

(c) Procedures for Acquiring Equity Interests. The Transfer between the Transferring Equityholder and Offerees electing to purchase Equity Interests in accordance with subsection (b) shall be consummated as soon as practical after the delivery of the election notices, but in any event within 15 days after the expiration of the Election Period. To the extent that the Offerees have not elected to purchase all of the Equity Interests being offered under this Section, the Transferring Equityholder may, within 60 days after the expiration of the Election Period, Transfer any remaining Equity Interests in accordance with and subject to the restrictions contained in the Certificate of Incorporation to one or more third parties at a price no less than the price per share specified in the Offer Notice and on other terms no more favorable to the transferees than offered to the Offerees in the Offer Notice, and such purchases shall be conditioned upon receipt of approval from a Supermajority of the Series C Preferred Stock (which may be withheld for any reason or no reason) and receipt from all purchasers of Equity Interests executing a counterpart of this Agreement. At the closing of the purchase of Equity Interests, the Transferring Equityholder shall provide representations and warranties as to its title to such securities and that there are no liens or encumbrances on such securities and shall sign such stock powers and other documents as may reasonably be requested by the Offerees.

(d) Involuntary Transfers. Prior to a Public Offering or an Approved Sale, any event which, were it not for the provisions of this Agreement or the Certificate of Incorporation, would cause any Equity Interests held by any Subject Equityholder to be Transferred to any party, whether voluntarily, involuntarily, or by operation of law (except as otherwise permitted by Section 1(a)) shall be deemed to constitute an offer to sell Equity Interests held by such Subject Equityholder pursuant to Section 1(e) and such Subject Equityholder shall be deemed a Transferring Equityholder.

(e) Purchase Rights. Upon the occurrence of any event specified in Section 1(d), the Offerees shall have the right to purchase such Equity Interests at their Fair Market Value. Upon becoming aware of any of the events set forth in Section 1(d), Offerees may, but shall not be obligated to, purchase all of the Equity Interests held by such Transferring Equityholder. The Offerees shall have the rights and be subject to the same terms and conditions to purchase such Equity Interests as set forth in Sections 1(b) and 1(c) and the Transferring Equityholder shall be subject to the obligations to sell such Equity Interests thereunder. If the Offerees do not provide the Transferring Equityholder timely notice of their election to purchase pursuant to Sections 1(b) within the 30-day election period in Section 1(b) commencing at the time the Offerees become aware of such occurrence, the Transferring Equityholder may retain its Equity Interests and such securities shall remain subject to this Agreement. An Offeree may revoke any election to purchase Equity Interests under this Section, exercisable by written notice to such Subject Equityholder within 10 days after such Offeree’s receipt of the determination of Fair Market Value for such Equity Interests.

2. Participation Rights.

(a) At least 45 days prior to any Transfer of Equity Interests by any Subject Equityholder (other than a Transfer to the Offerees pursuant to Section 1(b) or a permitted transfer under Sections 3 or 4 hereof), the Transferring Equityholder shall deliver a written notice (the “Sale Notice”) to the Offerees, specifying in reasonable detail the identity of the prospective transferee(s), the amount of Equity Interests to be transferred and the terms and conditions of the Transfer (which notice may be the same notice and given at the same time as the Offer Notice under Section 1(b)). The Offerees may elect to convert shares of Series A Preferred Stock , shares of Series B Preferred Stock or shares of Series C Preferred Stock to shares of Common Stock (including via exercise of Series C Warrants for shares of Series C Preferred Stock with a subsequent conversion to shares of Common Stock pursuant to the Certificate of Incorporation) in a manner consistent with the optional conversion provisions of Section 3(f) of Article VI of the Certificate of Incorporation and participate in the contemplated Transfer at the same price per share and on the same terms by delivering written notice to the Transferring Equityholder within 30 days after delivery of the Sale Notice. If any Offerees have elected to participate in such Transfer, the Transferring Equityholder and such Offerees shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, an amount of Equity Interests equal to the product of (x) the quotient determined by dividing the Percentage Ownership of such Equityholder by the aggregate Percentage Ownership of the Transferring Equityholder and the Offerees participating in such sale and (y) the amount of Equity Interests to be sold in the contemplated Transfer (determined as if all Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (including the shares of Series C Preferred Stock issuable upon exercise of outstanding Series C Warrants) converted into Common Stock as set forth in Section 3(f) of Article VI of the Certificate of Incorporation immediately prior to such Transfer).

(b) The Transferring Equityholder will use best efforts to obtain the agreement of the prospective purchaser(s) to the participation of the electing Offerees in any contemplated Transfer and the Transferring Equityholder will not Transfer any shares to the prospective purchaser(s) unless: (i) the prospective purchaser(s) agree(s) to allow the participation of the electing Offerees; or (ii) the Transferring Equityholder agrees to purchase the amount of shares from the electing Offerees that they would have been entitled to sell pursuant to this Section for the consideration per share to be paid to the Transferring Equityholder by the prospective transferee(s) simultaneously with the closing of the Transfer of the Transferring Equityholder’s shares pursuant to the Sale Notice. Each Equityholder transferring Equity Interests pursuant to this Section: (A) shall pay its pro rata share (based on the amount of Equity Interests to be sold) of the expenses incurred by the Equityholders in connection with such Transfer; (B) will only be required to make representations and warranties as to due power and authority, non-contravention and ownership of Equity Interests, free and clear of all liens; and (C) shall be severally obligated to join on a pro rata basis (based on its share of the aggregate proceeds paid with respect to its interest) in any indemnification obligation the other Equityholders have agreed to in connection with such sale other than any such obligation that relates specifically to a particular Equityholder, such as indemnification with respect to representations and warranties given by an Equityholder regarding such Equityholder’s title to and ownership of Equity Interests; provided, that no Equityholder shall be obligated in connection with such sale to indemnify the prospective purchaser or its Affiliates with respect to an amount in excess of the net cash proceeds paid to such Equityholder in connection with such sale (other than as a result of a breach of its representations and warranties described in clause (C), as to which no limitation shall apply).

3. Restrictions on Transfer of Common Stock.

(a) Except as set forth below, no holder of Common Stock may Transfer, either voluntarily or involuntarily, any or all of such holder’s shares of Common Stock unless (a) such Transfer is approved by the Board of Directors and a Supermajority of the Series C Preferred Stock, which approval may be withheld or granted in the sole discretion of the Board of Directors or Supermajority of the Series C Preferred Stock (as applicable), or (b) the Transferring holder of Common Stock complies with the provisions of this Agreement, or (c) the Transfer is described in Section 4 below. Notwithstanding anything to the contrary contained herein, so long as a Transfer of Common Stock issued pursuant to Section 3(f) of Article VI of the Certificate of Incorporation of the Company complies with applicable securities laws, there shall be no restrictions on the Transfer of such shares.

(b) The Corporation need not give effect to a Transfer until it has notice of the Transfer, and it has been approved or made in accordance with this Agreement.

4. Permitted Transfers of Common Stock.

(a) Any Transfer by a holder of Common Stock of his or her shares of Common Stock to a “living trust,” as defined below, and any Transfer of an equity ownership interest in a holder of Common Stock that is an entity to a living trust by the individual who owns such entity ownership interest, shall be permitted without consent and shall not be subject to the requirements of this Agreement, and, to the extent it holds shares of Common Stock, the living trust shall be bound by the provisions of this Agreement. For this purpose, a “living trust” shall mean a trust of which the individual holder of Common Stock or the individual who owned the equity ownership interest in the holder of Common Stock that is an entity, as the case may be, is the sole grantor and sole initial trustee, over which such individual has the full right of revocation, and which will function during the individual’s life primarily for the benefit of such individual. However, a subsequent amendment to the living trust that would do either of the following: (i) remove the grantor individual as a trustee even though such individual is still alive and competent, or (ii) cause the living trust to function during such individual’s life other than primarily for such individual’s benefit, shall be treated as a Transfer restricted as provided above. A change of the trustee of a living trust upon death of the grantor shall not be deemed a Transfer if the successor trustee or the primary beneficiary of the living trust is an owner of an equity interest in a holder of Common Stock that is an entity.

(b) Any Transfer by a holder of shares of Common Stock that is an entity to such entity’s equity security holders shall be permitted without consent, and each such equity security holder shall bound by the provisions of this Agreement.

(c) Any involuntary Transfer by a holder of shares of Common Stock resulting from death of such holder, or any involuntary Transfer of an equity ownership interest in a holder of shares of Common Stock that is an entity resulting from the death of the owner of such interest, to another holder of shares of Common Stock or owner of an equity ownership interest in a holder of Common Stock that is an entity, shall be permitted without consent; provided that any subsequent Transfer shall be subject to this Agreement.

(d) For the avoidance of doubt, this Section 4 shall only apply to Common Stock subject to the restriction on Transfer contained in Section 3 and does not apply to Transfers of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock or any shares of Common Stock issued pursuant to Section 3(f) of Article VI of the Certificate of Incorporation of the Company, all of which are freely transferable.

(e) Except as otherwise provided in Section 4(a) or (c), any Transfer of the ownership interest in a holder of shares of Common Stock that is an entity shall be deemed a Transfer of the shares of Common Stock held by such holder of Common Stock that is an entity for purposes of this Agreement.

(f) With respect to a Transfer of the ownership interest of TVAX Founders, LLC only, no Transfer shall constitute a Transfer of any shares of Common Stock of such entity so long as Gary W. Wood (or his estate or successor trustee if he is no longer living): (i) continues to own, directly or indirectly, a majority of the outstanding ownership interest and voting securities of TVAX Founders, LLC (determined on a fully-diluted basis); (ii) either continues to serve as the sole manager of TVAX Founders, LLC or maintains the right to designate and/or elect a majority of the managers of such entity; and (iii) maintains the right and ability to dictate in his sole discretion the exercise of all rights of TVAX Founders, LLC for all of its Common Stock.

5. Drag-Along Rights.

(a) The Company shall deliver an Offer Notice 20 days prior to the proposed date of any Approved Sale to each Equityholder. Each holder of Voting Stock shall vote for, consent to and raise no objections to, and shall not bring a claim against or contest such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each holder of Equity Interests shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation; or (ii) a sale of Equity Interests, each holder of Equity Interests shall (A) agree to sell all of its Equity Interests and rights to acquire Equity Interests on the terms and conditions approved by the Board of Directors and the Supermajority of the Series C Preferred Stock subject to any additional consent requirements contained in the Warrant Purchase Agreement and (B) execute such purchase agreement and other documents as executed by the Company and the parties that constitute a Supermajority of the Series C Preferred Stock. Each holder of Equity Interests shall take such other necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Company or the Supermajority of the Series C Preferred Stock.

(b) The obligations of the holders of Equity Interests with respect to the Approved Sale are subject to the satisfaction of the following conditions (i) upon the consummation of the Approved Sale, each holder of Equity Interests shall receive for such party’s Equity Interests the same form of consideration and the same amount of consideration as the holders of a majority of the Equity Interests receive for each of their Equity Interests whether directly as a result of a Transfer of Equity Interests or in a distribution of the proceeds of an asset sale; (ii) if any holders of a series of Equity Interests are given an option as to the form and amount of consideration to be received whether directly as a result of a Transfer of Equity Interests or in a distribution of the proceeds of an asset sale, each holder of such series of Equity Interests shall be given the same option; and (iii) each holder of then currently-exercisable rights to acquire Equity Interests shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale or (B) receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share received by holders of such series of Equity Interests in connection with the Approved Sale less the exercise price or conversion price per share of such series of Equity Interests by (2) the number of shares of such series of Equity Interests represented by such rights.

(c) Notwithstanding anything herein to the contrary, each Equityholder (i) will only be required to make representations and warranties as to due power and authority, non- contravention and ownership of Equity Interests, free and clear of all liens and (ii) shall be severally obligated to join on a pro rata basis (based on its share of the aggregate proceeds paid with respect to its interest) in any indemnification obligation the other Equityholders have agreed to in connection with such sale other than any such obligation that relates specifically to a particular Equityholder, such as indemnification with respect to representations and warranties given by a Equityholder regarding such Equityholder’s title to and ownership of Equity Interests; provided, that no Equityholder shall be obligated in connection with such sale to indemnify the prospective transferee or its Affiliates with respect to an amount in excess of the net cash proceeds paid to such Equityholder in connection with such sale (other than as a result of a breach of its representations and warranties described in clause (i), as to which no limitation shall apply).

(d) The obligations of the Equityholders that hold Series C Warrants (the “Warrant Holders”) under this Section and the right of the Equityholders exercisable under this Section is expressly subject to any put rights of the Warrant Holders contained in any of the Series C Warrants that Warrant Holders may exercise prior to an Approved Sale.

(e) If at a closing of an Approved Sale, any Person selling shares shall fail to deliver any instruments or documents required to be delivered in connection with the closing of such transaction, then delivery of the aggregate purchase price payable by any purchaser shall be made to the secretary of the Company or its successor (as applicable), as attorney-in-fact for such Person. The secretary of the Company or its successor (as applicable) shall Transfer the appropriate shares on the books and records of the Company. From and after any such closing, such Person for all purposes shall no longer be deemed to be the owner or holder of such transferred shares and shall have none of the rights or privileges of a holder thereof. The secretary of the Company or its successor (as applicable) shall hold the purchase price without interest for such Person and shall deliver the same to such Person upon delivery of all instruments or documents required to be delivered in connection with the closing of such transaction. Each Equityholder hereby irrevocably designates and appoints the secretary of the Company or its successor (as applicable) as such Person’s attorney-in-fact for purposes of effecting the intent of this paragraph and as such attorney-in-fact the secretary of the Company or its successor (as applicable) may execute any and all instruments and documents necessary to Transfer ownership of shares in the manner described in this Section. The powers granted by each Equityholder pursuant to this paragraph are coupled with an interest and are given to secure the performance of each holder’s obligations under this Section. Such powers shall be irrevocable and shall survive the death, incompetency, disability, bankruptcy or dissolution of such party.

6. Preemptive Rights. Each time the Company proposes to sell or issue Equity Interests the Company shall also make an offering of such Equity Interests to the Investors and other holders of Series C Preferred Stock in accordance with the following provisions:

(a) The Company shall deliver a notice to each Investor and other holder of Series C Preferred Stock stating the amount of Equity Interests to be offered (and each such Investor’s and holder of Series C Preferred Stock’s proposed percentage allotment determined in accordance with subsection (b)) and the price and the terms on which it proposes to offer such Equity Interests. Such notice shall be sent to the addresses set forth in the records of the Company.

(b) Within 15 days after delivery of the notice, each Investor and holder of Series C Preferred Stock may elect to purchase, at the price and on the terms specified in the notice delivered pursuant to subsection (a), up to its pro rata portion of such Equity Interests (based on the amount of Equity Interests held by such Investor and holder of Series C Preferred Stock relative to the total number of outstanding Equity Interests of Equityholders) by delivering written notice of such election to the Company within such 15-day period.

(c) The Investors and holders of Series C Preferred Stock electing to purchase their entire pro rata portion of Equity Interests offered pursuant to this Section shall have the right to purchase all or any portion of the Equity Interests offered pursuant to this Section that other Investors or holders of Series C Preferred Stock did not elect to purchase under subsection (b) on a “first come first served” basis for a period of 15 days after receipt of written notice from the Company notifying such Investors and holders of Series C Preferred Stock of the amount of Equity Interests that Investors and holders of Series C Preferred Stock did not elect to purchase under subsection (b), at the price and on the terms specified in the notice delivered pursuant to subsection (a).

(d) Any Equity Interests referred to in the notice that the Investors and holders of Series C Preferred Stock do not elect to purchase as provided in subsections (b) and (c) may, during the 60-day period thereafter, be offered by the Company to any third parties at a price not less than, and on terms no more favorable to the offeree than, those specified in the notice delivered pursuant to subsection (a).

(e) The preemptive rights set forth in this Section shall not be applicable to the issuance of (i) up to 2,000,000 shares of Junior Common Stock issued to employees, consultants, officers or directors of the Company in accordance with the Certificate of Incorporation; (ii) up to 2,500,000 shares of Common Stock that may be issued to employees or directors of, or consultants or advisors to, the Company pursuant to an employee benefit plan; (iii) shares of Series C Preferred Stock purchased by Biomedical from the Company to be used for the redemption of Units of Biomedical issued upon the exercise or conversion of Series C Warrants as set forth in Section 12.21(b) of the Fourth Amended and Restated Operating Agreement of Biomedical; (iv) shares of Common Stock issued upon the conversion of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; and (v) shares of Series A Preferred Stock issued by the Company upon the conversion of Series B Preferred Stock.

(f) In lieu of using cash as purchase price consideration for the purchase of Equity Interests under this Section, each Investor and holder of Series C Preferred Stock shall have the right to use its shares of Series C Preferred Stock, properly tendered and endorsed for Transfer to the Company, as purchase currency and consideration. Each share of Series C Preferred Stock shall be deemed to have, for these purposes, a value equal to the Series C Original Issue Price for such share or the same value as any Equity Interest contained in the notice delivered pursuant to subsection (a), whichever is greater (the “Deemed Value”). If an Investor or holder of Series C Preferred Stock elects to use Series C Warrants as purchase currency and consideration it shall make such election in the notice delivered pursuant to subsection (b) by authorizing the Company to withhold from issuance an amount of Warrant Equity issuable upon such exercise of such Series C Warrant which when multiplied by the Deemed Value is equal to the purchase price for the Equity Interests to be purchased under this Section (and such withheld shares shall no longer be issuable under such Series C Warrant).

(g) The application of this Section to any proposed sale or issuance of Equity Interests to which this Section would otherwise apply may be waived in a written instrument executed by each of the Initial Investors, which waiver shall apply to all Investors and holders of Series C Preferred Stock.

7. Intentionally Omitted

8. Intentionally Omitted

9. Demand Registrations.

(a) Requests for Registration. Upon the first to occur of January 15, 2015 or the first Public Offering, the Investors may request registration under the Securities Act of all or part of Investor’s Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”), and Equityholders may request registration under the Securities Act of all or part of the Registrable Securities on Form S-2 or S-3 or any similar short-form registration (“Short-Form Registrations”) if available. All registrations requested pursuant to this subsection (a) are referred to herein as “Demand Registrations.” Each request for a Demand Registration shall specify the approximate amount of Equity Interests requested to be registered and the requested per share price range, if any, for such offering. Investors may not request a Long-Form Registration unless Investors holding at least 50% of the Long-Form Demand Registrable Securities then held by all Investors make such request to sell at least 25% of all Long-Form Demand Registrable Securities then held by all Investors. Equityholders may not request a Short-Form Registration for an amount of Registrable Securities unless the aggregate offering value of the Registrable Securities subject to such request equals at least $500,000.

(b) Long-Form Registrations. The Investors shall be entitled to request two Long-Form Registrations in which the Company will pay all Registration Expenses. A registration will not count as one of the permitted Long-Form Registrations until it has become effective, and no Long-Form Registration will count as one of the permitted Long-Form

Registrations unless the Investors are able to register and sell at least 75% of the Equity Interests requested to be included in such registration; provided, that in any event the Company will pay all Registration Expenses in connection with any registration initiated as a Long-Form Registration whether or not it has become effective. All Long-Form Registrations shall be underwritten registrations on a firm commitment basis.

(c) Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to this Section, the Equityholders shall be entitled to request two Short-Form Registrations each calendar year in which the Company will pay all Registration Expenses; provided, that the Company and the securities meet the eligibility requirements for such forms. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form. After the Company has become subject to the reporting requirements of the Exchange Act, the Company shall use its best efforts to make Short-Form Registrations on Form S-3 available for the sale of Equity Interests.

(d) Priority on Demand Registrations. Upon the Company’s commencement of a Demand Registration the Company shall mail notice thereof to all other Equityholders, and the other Equityholders shall have 20 days after such mailing date to notify the Company of the amount of Registrable Securities they desire to sell in such offering. If the managing underwriters advise the Company in writing that in their opinion the number of registrable securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of securities which can be sold in an orderly manner in such offering within a price range acceptable to the Investors (or in the case of a Short-Form Registration initiated by other Equityholders such other initiating Equityholders), the Company shall include in such registration prior to the inclusion of any securities which are not Long-Form Demand Registrable Securities the amount of Long-Form Demand Registrable Securities owned by the Investors to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering. If the full amount of the Long-Form Demand Registrable Securities of the Investors requested to be included in such registration pursuant to this Section cannot be included in full, then the amount of Registrable Securities available for registration shall be allocated among the Investors pro rata based upon the amount of Long-Form Demand Registrable Securities requested to be included in such registration by the Investors.

(e) Restrictions on Demand Registrations. The Company shall not be obligated to effect any Demand Registration within 6 months after the effective date of a previous underwritten registration of Registrable Securities. The Company may postpone for up to 6 months the filing or the effectiveness of a registration statement for a Demand Registration if the Company notifies the initiating Equityholders that such Demand Registration would reasonably be expected to have a material adverse effect on a pending material transaction to which the Company is a party, as determined in the reasonable discretion of the Board of Directors exercising such discretion in good faith; provided, that in such event, the initiating Equityholders requesting such Demand Registration will be entitled to withdraw such request and, if such request is a Long-Form Registration which is withdrawn, such Long-Form Registration will not count as one of the permitted Long-Form Registrations hereunder and otherwise such Short-Form Registration shall not count as one of the two permitted Short-Form Registrations permitted in such calendar year and the Company shall pay all Registration Expenses in connection with such registration.

(f) Selection of Underwriters. The Investors shall have the right to select the investment banker(s) and manager(s) to administer any Demand Registration. The Company will have the right to select the investment banker(s) and manager(s) to administer any offerings other than Demand Registrations.

(g) Other Registration Rights. The Company shall not grant to any Person the right to request the Company to register any Equity Interests that are senior or pari passu with the rights granted to the Investors under this Agreement without the consent of Investors holding a majority of the Long-Form Demand Registrable Securities.

(h) Over-Allotment. Notwithstanding anything in this Section 9 to the contrary, the members of TVAX Investors, LLC, a Kansas limited liability company, as of the date of this Agreement (the “Members of TVAX Investors”) may request registration under the Securities Act of all or part of the Registrable Securities held by the Members of TVAX Investors on Form S-1 or any similar long-form registration and shall have priority to sell the Registrable Securities held by the Members of TVAX Investors in the event the managing underwriter exercises its over-allotment option in connection with the Company’s first Public Offering. The right of the Members of TVAX Investors to sell any Registrable Securities pursuant to this Section shall be subject to the reasonable discretion of the managing underwriters, and subject to any conditions reasonably requested by the managing underwriters. If the full amount of the Registrable Securities of the Members of TVAX Investors requested to be included in such sale pursuant to this Section cannot be included in full, then the amount of Registrable Securities available for sale shall be allocated among the Members of TVAX Investors pro rata based upon the amount of Registrable Securities requested to be included in such sale by the Investors.

10. Piggyback Registrations.

(a) Right to Piggyback. Subject to Section 9(h), whenever the Company proposes to register Equity Interests under the Securities Act pursuant to a Demand Registration or otherwise, (other than, a transaction described under Rule 145 of the Securities Act, a transaction registering securities convertible into Equity Interests or pursuant to Form S-8 or its successor forms) and the registration form to be used may be used for the registration of the Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to the Equityholders of its intention to effect such a registration and will include in such registration the Registrable Securities of the Equityholders with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company’s notice.

(b) Piggyback Expenses. Subject to Section 9(h), the Registration Expenses of the Equityholders shall be paid by the Company in all Piggyback Registrations.

(c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the securities requested by the Investors to be included in such registration, pro rata, (iii) third, the securities requested by the Other Stockholders to be included in such registration, pro rata and (iv) fourth, the securities requested by any other parties to be included in such registration, pro rata.

(d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Registrable Securities and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the securities requested by the Investors to be included in such registration, pro rata, (ii) second, the securities requested by the Other Stockholders to be included in such registration, pro rata, (iii) third, the securities requested by any other parties to be included in such registration, pro rata. and (iv) fourth, the securities the Company proposes to sell.

(e) Proration of Eligible Shares. In the event of any registration pursuant to this Section in which the full amount of the Registrable Securities of a particular group of Equityholders requested to be included in such registration cannot be included in full, then the amount of Registrable Securities available for registration shall be allocated among such group pro rata based upon the amount of Registrable Securities requested to be included in such registration by each member of the group.

11. Lockup Agreements.

(a) Each Equityholder agrees not to effect any Public Sale or distribution of Equity Interests, during the seven days prior to and the 90-day period beginning on the effective date of (i) any underwritten offering of Equity Interests (except as part of such underwritten registration) or (ii) the Public Offering, in each case unless the underwriters managing the registered public offering and the Company otherwise agree.

(b) The Company agrees (i) not to effect any Public Sale or distribution of Equity Interests during the 7 days prior to and during the 90-day period beginning on the effective date of (A) any underwritten offering of Equity Interests (except as part of such underwritten registration) or (B) the Public Offering, unless the underwriters managing such offering otherwise agree and (ii) to use its best efforts to cause each holder of Equity Interests at any time after the date of this Agreement to agree not to effect any Public Sale or distribution of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing such offering otherwise agree.

12. Registration Procedures. Whenever any securities are registered pursuant to this Agreement, the Company shall use its best efforts at its expense to effect the registration and the sale of such securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a) prepare and file with the Securities and Exchange Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become effective; provided, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Investors holding a majority of the Long-Form Demand Registrable Securities covered by such registration statement, or if none, selected by the Other Stockholders holding a majority of the Registrable Securities covered by such registration statement, copies of all such documents proposed to be filed, which documents will be subject to the review and comment of such counsel;

(b) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 9 months and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c) furnish to each seller of securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the securities owned by such seller;

(d) use its best efforts to register or qualify such securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller; provided, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(e) notify each seller of Equity Interests, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Equity Interests, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f) cause all such securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all such securities not later than the effective date of such registration statement;

(h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Investors holding a majority of the Long-Form Demand Registrable Securities covered by such registration statement, or if none, selected by the Other Stockholders holding a majority of the Registrable Securities covered by such registration statement or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such securities (including, without limitation, effecting a conversion of the Company to a corporation, if applicable, equity split or a combination of Equity Interests);

(i) make available for inspection by any seller of securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent company documents and properties of the Company, and cause the Company’s officers, directors, managers, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j) otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k) permit any Equityholder which might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Equityholder should be included;

(l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Equity Interests included in such registration statement for sale in any jurisdiction, the Company shall use its best efforts promptly to obtain the withdrawal of such order; and

(m) obtain a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as any Equityholders may reasonably request.

13. Registration Expenses.

(a) All expenses incident to the Company’s performance of or compliance with, the registration rights contained in this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other parties retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the

Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed.

(b) In connection with each Demand Registration, the Company shall reimburse the Investors or Other Stockholders (as applicable), with regard to their separate Demand Registration right, for the reasonable fees and disbursements of one counsel to the extent either the Investors or Other Stockholders, with regard to their separate Demand Registration right, request separate counsel from the Company.

(c) To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

14. Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, the Equityholders, their officers, managers, partners and directors and each of their Affiliates against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except indemnification shall not be provided to an Equityholder insofar as the same are caused by or contained in any information furnished in writing to the Company by the Equityholder expressly for use therein or by the Equityholder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished the Equityholder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each of their Affiliates to the same extent as provided above with respect to the indemnification of the Equityholders.

(b) In connection with any registration statement in which an Equityholder is participating, each such Equityholder shall furnish to the Company in writing such powers of attorney, custody agreements and letters of direction and other information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall only have to indemnify the Company, its directors and officers and their Affiliates against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Equityholder to the Company for specific use in such registration statement, prospectus or amendment or supplement thereto and which remained in the final prospectus delivered to the purchaser of such securities; provided, that the obligation to indemnify shall be limited to the net amount of proceeds received by such Equityholder from the sale of Equity Interests pursuant to such registration statement.

(c) Any party entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, manager, partner or Affiliate of such indemnified party and shall survive the Transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company’s indemnification is unavailable for any reason.

15. Participation in Underwritten Registrations. No Equityholder may participate in any registration hereunder which is underwritten unless such Equityholder (i) agrees to sell such its securities on the basis provided in any underwriting arrangements approved by the parties entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided, that no Equityholder shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such Equityholder’s intended method of distribution.

16. Legend. Each certificate evidencing Equity Interests and each certificate issued in exchange for or upon the Transfer of any Equity Interests (if such shares remain Equity Interests as defined herein after such transfer) shall be stamped or otherwise imprinted with legends in substantially the following form (as applicable):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [    ], [    ], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE INVESTOR RIGHTS AGREEMENT, DATED AS OF JULY 15, 2011 AND AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG THE ISSUER AND THE HOLDERS PARTY THERETO, AND THE ISSUER RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITY UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE.

The Company shall imprint such legends on certificates evidencing outstanding Equity Interests. The legends set forth above shall be removed from the certificates evidencing any Equity Interests that are no longer subject to the terms of this Agreement in accordance with the terms of this Agreement.

17. Actions Consistent with Agreement. The Company shall not circumvent this Agreement by taking any action through an Affiliate that would be prohibited under this Agreement. Neither the Certificate of Incorporation nor the Bylaws shall be amended in any manner that would conflict with, or be inconsistent with, the provisions of this Agreement.

18. Transfer. Prior to transferring any Equity Interests (other than in a Public Sale or Approved Sale) to any party pursuant to the terms of this Agreement, the transferring Equityholder shall cause the prospective transferee to execute and deliver to the Company and the other Equityholders a counterpart of this Agreement. Each such counterpart shall be deemed to be an original part of this Agreement as though executed on the date hereof Upon the execution of this Agreement: (a) the transferee shall be treated as an Investor if the majority of its Equity Interests were acquired from the Investors; or (b) the transferee shall be treated as an Other Stockholder if the majority of its Equity Interests were acquired from the Other Stockholders. If a transferee (other than an Investor, holder of shares of Series A Preferred Stock, Series B Preferred Stock or holder of Series C Preferred Stock) acquired Equity Interests subject to the restrictions on Transfer contained in Sections 1 and 2 from an Other Stockholder, then Transfers of such Equity Interests shall continue to be bound by Sections 1 and 2.

19. Definitions.

“Approved Sale” means a Sale of the Company approved by each of the Board of Directors and the Initial Investors.

“Equity Interests” means (i) any equity securities issued by the Company purchased or otherwise acquired by any Equityholder (including, without limitation, Convertible Securities, Series C Warrants and other rights containing phantom or other equity participation features) or (ii) any equity securities issued or issuable with respect to the securities referred to in clause (i) above by way of distribution or split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any party that holds any Convertible Securities of the Company, including Series C Warrants shall be deemed to be the holder of the underlying equity securities obtainable upon the conversion or exercise of such Convertible Securities including Series C Warrants in connection with the Transfer thereof or otherwise regardless of any restriction or limitation on the conversion or exercise of such Convertible Securities including Series C Warrants, such underlying equity securities shall be deemed to be in existence, and such party shall be entitled to exercise the rights of a holder of such underlying equity securities hereunder. As to any particular Equity Interests, such shares shall cease to be Equity Interests when they have been sold to the public through a Public Sale even if thereafter they are reacquired by an Equityholder.

“Executive” means any employee, consultant, officer or director of the Company that receives, directly or indirectly, any Equity Interests in respect of employment with or services performed for the Company, and specifically includes Gary W. Wood, Rex Wiggins, Timothy Wurst and Catherine Lucasey.

“Fair Market Value” means the fair market value of shares of Common Stock, determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value without giving effect to any discount for any lack of liquidity attributable to a lack of a public market for such security, any block discount or discount attributable to the size of any Person’s holdings of such security, any minority interest or any voting rights thereof or lack thereof. The Offerees and the subject Equityholders will use reasonable efforts to determine Fair Market Value, but if such parties are unable to agree on Fair Market Value within 10 days after meeting for the purpose of determining the Fair Market Value, the Offerees and the subject Equityholders shall, within 20 days after the event causing the need for a determination of Fair Market Value, mutually select an appraiser to make a determination of the Fair Market Value (who shall make such determination within 30 days after selection). If the Offerees and the subject Equityholders are unable to agree on an appraiser within a reasonable period of time, then the parties shall choose the appraiser by lot with each of them choosing 2 appraisers and the appraiser chosen by lot from those 4 appraisers. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

“Founders” means TVAX Founders, LLC.

“Independent Third Party” means any party who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Equity Interests (a “5% Owner”), who is not an Affiliate of any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

“Initial Investors” means TVAX Investors, LLC or upon the dissolution or liquidation of TVAX Investors, LLC former holders of at least 70% of Underlying Equity (as defined in the Warrant Purchase Agreement) distributed to members of TVAX Investors, LLC (whether as a distribution of Series C Warrants and/or shares of Series C Preferred Stock formerly held by TVAX Investors, LLC).

“Long-Form Demand Registrable Securities” means shares of Common Stock now or hereafter acquired by Investors, including all shares of Common Stock issuable upon conversion or exercise of shares or any option, warrants or other rights, directly or indirectly, to acquire shares of Common Stock.

“Offer Notice” shall mean the notice required to be given by a Transferring Equityholder to the Offerees or in the event of an Approved Sale, by the Company to each Equityholder, describing a proposed Transfer or Approved Sale, as the case may be. At a minimum, the Offer Notice shall be in writing and shall contain (i) the amount of Equity Interests that the Transferring Equityholder or the Company proposes to sell or requires to be sold, as applicable, (ii) the name and address of the proposed transferee, and (iii) the proposed purchase price, terms of payment and other material terms and conditions of such proposed transfer.

“Percentage Ownership” of an Equityholder means the number of shares held by such Equityholder divided by the number of shares of all Equityholders.

“Public Offering” means the sale in an initial public offering registered under the Securities Act of Equity Interests.

“Public Sale” means any sale of Equity Interests to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

“Registrable Securities” means Long-Form Demand Registrable Securities and any shares of Common Stock now or hereafter acquired by Other Stockholders, including all shares of Common Stock issuable upon conversion or exercise of shares or any option, warrants or other rights, directly or indirectly, to acquire shares of Common Stock. Shares of Junior Common Stock are not Registrable Securities.

“Sale of the Company” means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) Equity Interests possessing the voting power under normal circumstances to elect a majority of the Board (whether by merger, consolidation or sale or Transfer of the Equity Interests) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Warrant Equity” shall have the same meaning assigned to such term as in the certificates evidencing the Series C Warrants.

20. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Equity Interests in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Equity Interests as the owner of such Equity Interests for any purpose.

21. Amendment and Waiver. This Agreement may be amended or waived from time to time by a written instrument executed by the Initial Investors and the Company. Notwithstanding the foregoing, the Company may from time to time add additional Equityholders to this Agreement without the consent or additional signatures of the parties hereto (and amend and/or restate the Agreement to reflect such additions) and upon the Company’s receipt of such additional Equityholders’ signature pages, such additional Equityholders shall be deemed to be a party hereto and such additional signature pages shall be a part of this Agreement. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

22. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

23. Complete Agreement. This Agreement, those documents expressly referred to herein, and the other documents of even date herewith delivered or executed in connection with the transactions contemplated by the Note Purchase Agreement embody the complete agreement and understanding among the parties and supersede any prior agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

24. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Equityholders and holders of Series C Warrants and Warrant Equity and any permitted subsequent holders of Equity Interests, Series C Warrants and/or Warrant Equity and the respective successors and permitted assigns of each of them, so long as they hold Equity Interests, Series C Warrants, or Warrant Equity. Specifically, following the restructuring of the ownership of Biomedical and the organization and capitalization of the Company, Investors intends to distribute to its members all of its shares of Series C Preferred Stock of the Company and the Series C Warrants of Biomedical, at which time this Agreement shall bind and inure to the benefit of, and be enforceable by, such members of Investors and their successors and assigns.

25. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

26. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any of the parties hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

27. Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at its principal executive office address and to any other recipient at the address indicated on the signature pages hereto and to any subsequent holder of Equity Interests subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

28. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

29. Other Interpretive Matters. Unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any party includes such party’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a party in a particular capacity excludes such party in any other capacity or individually; (c) reference to any gender includes each other gender, the masculine, the feminine and neuter; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof (and without giving effect to any amendment or modification that would not be permitted in accordance with the terms hereof); (e) reference to any applicable law means such applicable law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any particular provision of any applicable law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified; (f) reference to any Section means such Section hereof; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) relative to the determining of any period of time, “from” means “from and including” and “to” and “through” mean “to and including”; (j) “or”, “either” and “any” are not exclusive; and (k) references to any Subsidiary of a party shall be given effect only at such times as such party has one or more Subsidiaries.

30. Termination. The provisions of Sections 1 through 6 shall terminate on the consummation of a Public Offering (or, with respect to an Equity Interest, the date such Equity Interest has been transferred in a Public Sale) with the remaining provisions of this Agreement terminating on the sixth anniversary of the consummation of a Public Offering. This Agreement shall also terminate in its entirety upon the consummation of an Approved Sale.

31. Construction. The parties hereto have participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the day and year first above written.

COMPANY:

TVAX BIOMEDICAL, INC.

By:	/s/ Gary W. Wood
Name:	Gary W. Wood
Title:	CEO

OTHER STOCKHOLDERS Each of the Stockholders identified on Schedule A, pursuant to Power of Attorney

/s/ Gary W. Wood
Gary W. Wood, Attorney in Fact

BIOMEDICAL:

TVAX BIOMEDICAL I, LLC

By:	/s/ Gary W. Wood
Name:	Gary W. Wood
Title:	CEO

[SIGNATURES CONTINUED ON NEXT PAGE]

INVESTORS: TVAX INVESTORS, LLC

By:	/s/ Larry C. Maddox
Name:	Larry C. Maddox, Manager
Title:	Managing Member

Address:

c/o Bryan Cave LLP

3500 One Kansas City Place

1200 Main Street

Kansas City, Missouri 64105

Attention: Robert M. Barnes

The James P. Pace Trust under Declaration of

Trust dated February 7, 1992

/s/ James P. Pace
James P. Pace, Trustee